Exhibit 99.2

Autoliv, Inc. Earnings Conference Call

Q4 2012

JANUARY 31, 2013

CORPORATE PARTICIPANTS

Jan Carlson Autoliv - President & CEO

Mats Odman Autoliv Inc. - VP Corporate Communications

Mats Wallin Autoliv - CFO

CONFERENCE CALL PARTICIPANTS

Ravi Shanker Morgan Stanley - Analyst

Erik Holland ABG Sundal Collier - Analyst

Johan Dahl Erik Penser Bankaktiebolag - Analyst

Stefan Pieter Goldman Sachs - Analyst

Anders Trapp SEB Enskilda - Analyst

Rod Lache Deutsche Bank - Analyst

Thomas Besson Cheuvreux - Analyst

Andreas Brock Nordea Securities - Analyst

Hampus Engellau Handelsbanken - Analyst

Matthew Stover Guggenheim Securities - Analyst

Agnieska Vilela Carnegie Investment Bank AB - Analyst

Richard Hilgert Morningstar - Analyst

Philippe Barrier Societe Generale - Analyst

PRESENTATION

Operator

Good day, and welcome to the Q4 2012 Autoliv Incorporated earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Jan Carlson, President and CEO. Please go ahead.

Jan Carlson - Autoliv - President & CEO

Thank you, Bettina. Welcome, everyone, to our fourth quarter earnings presentation. Here in Stockholm, we have our CFO, Mats Wallin, our VP Corporate Communications, Mats Odman, and myself, Jan Carlson, President and Chief Executive Officer.

We will start off today’s earnings call with a brief review of our fourth quarter and full year 2012 results, including an overview of our general business conditions. Then we will focus on the outlook, and how we see our business evolving throughout 2013. At the conclusion of this presentation, we will remain available to respond to your questions. And as usual, the slide deck is available through a link on the front page of our corporate website.

If we turn the page, we have the Safe Harbor statement, which, as you know, is an integrated part of this presentation. During the presentation, we will reference some non-US GAAP measures, and the reconciliations to US GAAP are disclosed in our quarterly press release and the 10-K.

Turning the page, again, in the fourth quarter, we get a solid financial performance, especially considering the challenging environment. We achieved an organic sales growth of 1.5%, which was within our guided range of 0% to 2%. Our 9.4% EBIT margin was slightly better than our “around 9%” guidance. And that, despite the significant headwind in gross margin.

Earnings of $1.58 per share, which excludes costs related to the ongoing antitrust investigations and alignment was positively impacted by both a better than expected tax rate, and an overall lower cost of borrowing. Lastly, our cash flow developed as expected, and we achieved an operating cash flow close to $0.25 billion.

These results were achieved despite the challenging macro environment, as you can see if we turn to the next page. Here we have the light vehicle production for Western Europe and the growth markets. The light vehicle registrations in the EU-27 continued to deteriorate to the lowest level since 1995. During the quarter, we experienced an 11% light vehicle production decline year over year in Western Europe. As illustrated in the table, this is the second consecutive quarter where the light vehicle production in Western Europe resembled the levels of the 2008 and 2009 financial crisis.

Going forward, the light vehicle production is expected to remain relatively flat throughout 2013, and consequently, the light vehicle production in Western Europe is expected to reach 11.8 million units, only the same level as in 2009.

In the growth markets, light vehicle production increased approximately 8% during the quarter. This level of light vehicle production is expected to continue through the first three quarters of 2013. Then, in fourth quarter this year, we expect a step-up of approximately 6%, to an annual run rate of almost 48 million vehicles in the growth market.

Turning the page, we continue to execute on our long-term strategy in this challenging environment. In 2012, we had another record year of customer order intake. We continue with our technology investments for new products in growth markets. In 2012, this drove an organic growth in active safety of close to 40%, and close to 10% in China. And thereby, we outperformed the Chinese market by 2 percentage points.

We are executing on our restructuring and capacity alignment programs, and we expect approximately a $15 million savings in 2013. And lastly, we have a strong balance sheet to capitalize on market opportunities and to meet the challenges of mixed market uncertainties.

On the next page, we are particularly proud of our safety contribution related to the recently best in class vehicles for 2012, according to Euro NCAP. Combined, we have close to two-thirds of the safety systems on these five-star rated models. This strong result is in addition to our high content on the US NCAP top safety picks, which includes the Cadillac ATS, the 2013 Motor Trend Car of the Year.

These are all examples showing our commitment to improving automotive safety, and reinforces our underlying mission to save more lives. Over the last couple of decades, the Euro NCAP organization has steadily increased the technology requirements to achieve the maximum safety rating.

As illustrated on the next page, we have the latest example of this. The new Euro NCAP, as introduced in 2012, it’s migrating towards including active safety sensors to perform the functions of lane departure warning, autonomous braking, and intelligent speed assist. By 2014, OEMs will not be able to achieve a five-star rating without having these functions, and by 2017, they will not be able to achieve a four-star rating. In addition to active safety, the Euro NCAP is also increasing the requirements to improve pedestrian safety.

In the US, NHTSA is evaluating active safety technologies to determine which functions will be included in the next round of the US NCAP.

It shows that we have the right strategy, as illustrated on the next page, to capitalize on this growth opportunity. Our technology investments in active safety are delivering exactly the right products to address the requirements from the new Euro NCAP. We also continue to innovate and reinvest in our core products, to meet recent changes to Euro NCAP in passive safety.

We see strong growth and a heightened customer interest in many of our new products, despite being very early in the adoption curve. In addition, our traditional passive safety products will provide the foundation for our continued success in growth markets.

Turning the page, we have our investments for infrastructure in the growth markets and active safety. Over the last two years, we have invested approximately $0.5 billion in these areas. We believe these investments, in addition to the technology investments mentioned earlier, will ensure our Company will continue to be the market leader.

Now, onto the next page, and looking on our cash flow. Our operating cash flow was nearly $0.25 billion for the fourth quarter. This enabled us to achieve our 2012 operating cash flow target of approximately $700 million. CapEx of $360 million for 2012 was 4.4% of sales. In 2013, we anticipate capital expenditures to be around 4.5% of sales.

This level of capital investment will support our record order intake to deliver long-term growth. In addition, we returned close to $50 million through dividends to our shareholders during the quarter, an increase of approximately 20% year over year.

As illustrated on the next page, we continue to pay the highest dividend per share and quarterly payment to shareholders in the history of our Company. The annualized dividend payment is approximately $190 million. This is [54]% higher than the previous record in 2007, and corresponds to approximately two-thirds of our free cash flow. This represents also a 3% yield on the current market cap.

Looking now to the — our full year financial performance on the next page, here we can see our key figures for 2012. Our sales of close to $8.3 billion was a new all-time high, despite a $0.5 billion headwind from currencies and the depressed Western European market. As earlier indicated, we grew our active safety sales by close to 40%. Our operating margin of 9.7% was in line with our guidance, and our return on capital employed and return on equity remained strong at 24% and 15% respectively.

On to the next page. We have our production figures for the full year 2012. We continue to see a strong growth in airbags, in particular, knee bags, active seatbelts, and active safety sensors. Our production for seatbelts, steering wheels and airbag control units saw a slower growth, due to the drop in Western Europe. We estimate that we continue to have a global passive safety market share of approximately 36%. This is despite the unfavorable geographical mix from a light vehicle production decrease in Western Europe, and an increase in Japan, where we have a lower market share.

This concludes my formal comments around the financial results for quarter four and financial full year 2012. Now we are moving to the outlook and turning the page.

Here we have some of our key platform launches for 2013. As we highlighted a few weeks ago at the Detroit Auto Show, the Mercedes S-Class is an important new launch this year for Autoliv. This platform is one of our highest contented vehicle ever, with a content for us of close to $2,000 per car. On the S-Class, we have many advanced technologies, such as radar, night vision, active seatbelts, and our first bag-in-belt program.

Looking at the new launches illustrated, these nine platforms represent an annual sales of between $20 million to $85 million each annually. We therefore continue to have a very diverse platform mix.

On to the next page. We have our guidance for the first quarter. Based on our customer call-offs, we expect an organic sales decline year over year of approximately 4%. This decline is related to the sharp light vehicle production drop in Western Europe and Japan, where light vehicle production is expected to decline 14% and 17% respectively.

However, sequentially, our organic sales are roughly 1%, due to the effect of new model launches in the second half of 2012. We expect to achieve an EBIT margin of approximately 8% in the first quarter. This level of margin is the combination of a depressed Western Europe, costs related to growth and vertical integration, and temporary operating inefficiency.

On the next page, we have our early indication for the full year 2013. We anticipate our organic sales growth to be in the range of 1% to 3%. This growth is coming from active safety, China, and important launches, partially offset by lower light vehicle production in Western Europe and Japan.

Our full year 2013 EBIT margin indication is approximately 9%. Also, this level of full year margin is the result of a continued depressed Western Europe, but now partially offset by an improving leverage related to growth and vertical integration. We also expect our restructuring and alignment activities to gradually generate more savings.

Our guidance implies a lower margin in the first half of the year than in the second half. This is primarily due to the higher RD&E and continued low vehicle production in Western Europe in the first half, coupled with a step up in our year over year organic sales growth due to launches, active safety and an improvement in the underlying light vehicle production.

On the next page, we have summarized our sales and margin outlook. All figures related to our outlook assume that mid-January exchange rates prevail, and excludes costs related to the antitrust investigation and capacity alignment. Our first quarter guidance calls for a consolidated sales decline of 4%, while our full year 2013 indication is a consolidated sales increase in the range of 2% to 4%.

We expect an EBIT margin of approximately 8% for quarter one, while our margin indication for full year 2013 is approximately 9%, based on stronger second half than in first half.

Our current outlook for the tax rate is approximately 27%, excluding discrete items, and we expect to generate an operating cash flow of approximately $700 million during the year 2013.

So to summarize, we delivered a solid quarter. We will continue to take the necessary actions to stay ahead in this challenging environment, and we are well positioned to take advantage of opportunities that may arise.

If we now turn the page to the final slide, this concludes the formal comments for today’s earnings call, and we would like now to open it up for questions. With that, I leave the word back to you, Bettina. Thank you.

QUESTION AND ANSWER

Operator

Thank you. (Operator instructions) Our first question comes from Ravi Shanker of Morgan Stanley. Please go ahead.

Ravi Shanker - Morgan Stanley - Analyst

Thanks very much. Good afternoon. A question on the margins for 2013. You had indicated that R&D would be a headwind in the first half, and it has been a bit of tailwind in the second half. Can you talk about why you’re seeing that shift in the cadence of R&D? Is there something to do with lumpiness of the programs?

And also, do you think — and R&D bounces back to the more normalized level of around $120 million or so a quarter, or is it going to go (inaudible) up for how much lower the second half of 2012 was?

Jan Carlson - Autoliv - President & CEO

I can start off, to give you some general color, and Mats will continue explaining more the details, between first and second half.

If you look to R&D, we are — this is a consequence, to some extent, of our long-term strategy to invest in new technologies for active safety, but it’s also a consequence of the record order intake, which we are now starting to work with. These programs will launch in 2015 timeframe, and then generate sales.

When it comes to the level, we have said that R&D, net, should be lower than 6%. That is what we are aiming for also for this year.

Mats Wallin - Autoliv - CFO

And we should then look into the R&D net increase itself, it’s approximate around $45 million increase, net. And we believe that the gross part of it will increase fairly even over the quarters in 2013.

Ravi Shanker - Morgan Stanley - Analyst

Very good. And then a bigger picture question. I mean, you have cited a lower option take rate in Europe as one of the mixed headwinds. Do you think that’s a temporary thing, based on where production rates are now, or do you think that’s a little more structural, just given the move towards austerity in Europe? I know that’s going to take some time to rebound.

Jan Carlson - Autoliv - President & CEO

I’m not sure about that. As we said here earlier in the presentation, Euro NCAP will strengthen and will sharpen up the rules to be able to achieve four, and even earlier, five-star cars. So I’m not sure that’s going to affect the take rate, effectively. If car makers are going to continue to focus on safety, which I am sure they will, we will expect take rates to continue to stay, even in a difficult environment.

Ravi Shanker - Morgan Stanley - Analyst

Very good. Thank you.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

Our next question today comes from [Erik Holland] of ABG Sundal Collier. Please go ahead.

Erik Holland - ABG Sundal Collier - Analyst

Thank you. Two questions. The first one is on organic growth in China for this year. What level are you expecting to post the sort of 6% rate you had in Q4?

And then secondly, Jan, you talked of a temporary margin impact here on 2013, from increasing vertical integration. I guess that means that you expect benefits, margin-wise, in the long run. When do you believe we could see that on profitability, and what kind of magnitude should we be thinking about? Thank you.

Jan Carlson - Autoliv - President & CEO

To the first part, organic growth in China, we don’t guide and give specific outlooks for any region on sales numbers. It’s just an exception, if we are doing that. We, last year, gave some numbers on active safety. So we refrain from giving you any information on that one, unfortunately.

When it comes to the second question, which is the vertical integration, you can see already that later on this year, partially this will start to give us some tailwind. So, the effect out of it, and the margin number, the improvement, I have no specific number to give you. But the effect will kick in, even later on this year. Mats, can you give us —

Mats Wallin - Autoliv - CFO

I think also, that when it comes to vertical integration, we are looking into, of course, from business case to business case. And we do it when we believe it’s cost-efficient for us, and it sort of exceeds our target for returns.

Erik Holland - ABG Sundal Collier - Analyst

Could you in any way quantify how the cost structure would look like compared to history, or anything similar, for want to put it in perspective, what you’re doing with the setup?

Mats Wallin - Autoliv - CFO

I think it’s a bit too early to say, in that respect. Do you have any —

Jan Carlson - Autoliv - President & CEO

No, I — we have no detailed color to give you on this one. We are investing, as you know, in China, for many activities. We announced earlier last year the significant investment in pyrotechnics and [general] manufacturing in China, for instance. We are building up facilities in India. We are building other facilities also in Thailand for vertical integration. And all of this is to defend and to sustain the margins that we have.

Erik Holland - ABG Sundal Collier - Analyst

Thank you.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

We will now take a question from Johan Dahl of Penser Bank. Please go ahead.

Johan Dahl - Erik Penser Bankaktiebolag - Analyst

Thanks, good afternoon. I was just wondering, regarding the capacity alignment charges you’ve taken in 2012, and did I get you correctly, that you’re expecting some $15 million lower costs in 2013 from that program? Could you also elaborate a bit on how that looks for 2014? You know, what’s the step up in savings from those particular actions?

Jan Carlson - Autoliv - President & CEO

You are right. When we will expect savings of $15 million this year from restructuring capacity alignment, there will be a step up in 2014 and also into 2015. But the number of those, we will have to come back to you later on.

Johan Dahl - Erik Penser Bankaktiebolag - Analyst

Okay. And also with regard — just quickly, on your revenue or top line guidance. Is it — I mean, you talked about a strong order intake for quite some time now, at least for the last two years, and still your — you know, it’s guidance pretty much in line with global light vehicle production. Is it not until — is it in 2014, or not until 2015, we will start these orders kicking in?

Jan Carlson - Autoliv - President & CEO

You know how it is. You take an order, and then you have a development phase and ramp up phase. So, effectively, it takes around three years, two to three years before you can see the effect out of it.

Johan Dahl - Erik Penser Bankaktiebolag - Analyst

Thanks.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

Our next question today comes from Stefan Pieter of Goldman Sachs. Please go ahead.

Stefan Pieter - Goldman Sachs - Analyst

Good afternoon, and many thanks for taking my questions. Two, if I may. The first one, if you could just give us a little bit of color on what you expect from raw materials in 2013. And also, in that context, if I can sort of put all the comments together, can we assume your 9% margin target for this year is a little bit more a flaw, rather than a base case, given the uncertain environment?

And then the final question is just, on the balance sheet and the ability to redeploy the very strong position for acquisitions, you pointed out a continued strong cash flow, but also your growth expectation for active safety. Are you still looking for potential acquisitions? Do you think there are any opportunities, or are the prices right now simply too expensive? Many thanks.

Jan Carlson - Autoliv - President & CEO

If we start with the first one, the raw materials, for the first quarter, we expect a raw material decrease of roughly around $2 million, and for the full year, we expect $3 million. So, not a big difference to 2012.

If you take the 9% indication for the full year, this is our best estimate. And we have indicated around 9%. We have given you also a range for the organic sales growth.

So, this is our best estimation as of today, and I have not any more color to give you at this point on the operating margin.

For the balance sheet and the acquisitions, let me first say that as we said in the presentation here, we are a very shareholder friendly company. We are returning two-thirds of our free cash flow to shareholders in terms of dividend. We are looking to deploy this balance sheet and the strong balance sheet for growth, that is built in our strategy. We are looking primarily for acquisitions in active safety, technology acquisitions, to be able to participate in consolidation of this market, and to get a better economy of scale. That is our strategy, and remains our strategy for the time being.

Stefan Pieter - Goldman Sachs - Analyst

Okay. Thank you very much.

Operator

We will now take a question from Anders Trapp of SEB. Please go ahead.

Anders Trapp - SEB Enskilda - Analyst

Yes, hi. I also have a question on the balance sheet, really. What is — if it’s something that is holding you back from making acquisitions, or — you know, availability or something else. And also, what you mentioned, acquisitions in active safety, technology acquisitions, are they — could they be sizable enough, really, to make an impact on the strong balance sheet that you have?

Also wondering, when you look at active safety, either grow the active safety business either through acquisitions or internally, if you look into new product areas beyond the ones that you are into now, and — yes, I guess that’s the questions, actually.

Jan Carlson - Autoliv - President & CEO

Okay, let’s start with the first one, if there is something holding us. I don’t think there is anything holding us back. You know the criterias we have talked about before, the uncertainty in the market. We have unfortunately some ongoing investigations. But our prime reason for the balance sheet is to have the opportunity to execute when the opportunity comes. So I think that is nothing changed from previous, and this is our strategy, and this is — it remains.

Sizable acquisitions, if there is something out there, yes, I think there is sizable acquisitions out there that we would — we could execute if they would be for sale. But the problem is that many people see these as a growth area as well as we do, and they hold onto their assets.

So there are, we believe, still opportunities for some sizable acquisition, and we have talked about a size of $1 billion or around that number before, and that’s the number we hold onto.

Looking to the product areas, you know we are strong already in the radar area. We are leading in the night vision area. We are getting ourselves very quickly established in the vision area. And you know we have also taken our first order in domain controller, already announced last year.

So this is an area where we are not currently active in, which could also be an area to acquire a business in. So I think that’s the focus area that you have there.

Anders Trapp - SEB Enskilda - Analyst

Are you in any way looking at outside active safety?

Jan Carlson - Autoliv - President & CEO

We are a safety company, from our DNA, our history, and where we are focused on. We are here to save more lives. We — our products save today more than 25,000 people’s lives every year. We are aiming to grow that number. We are not currently looking outside the safety area.

Anders Trapp - SEB Enskilda - Analyst

No, I’m sorry, I meant if there is anything in the passive safety that could be — if there’s anything there, or just, are you too big to really do anything on the passive (multiple speakers) —

Jan Carlson - Autoliv - President & CEO

You know we have talked to — looked for acquisitions in Japan. We are — continue to look for acquisitions in Japan, and that’s an opportunity for us. We have a good market share in the rest of the world in all regions, which would make it increasingly more difficult to do it. I wouldn’t say it would be impossible, but it would be increasingly difficult, more difficult.

So Japan is, of course, an interesting area, but you know how it is in Japan. It takes a long time, and it takes time to get to know each other before something happens.

Anders Trapp - SEB Enskilda - Analyst

Yes, right. Thank you very much.

Jan Carlson - Autoliv - President & CEO

Thank you, Anders.

Operator

Our next question comes from Rod Lache of Deutsche Bank. Please go ahead.

Rod Lache - Deutsche Bank - Analyst

Hi, everybody. I was hoping —

Jan Carlson - Autoliv - President & CEO

Hi, Rod.

Rod Lache - Deutsche Bank - Analyst

— if you don’t mind, just to back up a minute, and just revisit that earnings bridge for 2013. Based on your guidance, organic growth is roughly $165 million or so, if we used the midpoint, and you have a little bit of a positive as well, $80 million positive from FX. Your implied earnings are down maybe $40 million. You did comment that you have an increase in RD&E of $45 million, and then a negative from — or, a positive from restructuring savings.

Can you just help us understand what actually is kind of driving this decline in a — in still an organic growth situation? Is the decremental margin in Europe still quite high relative to the incremental that you’re getting on the new business? Is that primarily what’s driving that?

Mats Wallin - Autoliv - CFO

Okay, I try to help you here, and given the fact that you see then higher sales, you also have to remember that the FX translation impact, they do not impact margins, generally speaking, because you have the same impact on the revenue side as you have on the cost side — generally speaking.

So what you see here, really, is an — as we talked about earlier today, higher RD&E, the $45 million, but you also see higher costs in our production overhead areas, where you see mainly depreciation, but also other costs related to the production increase. We estimate that impact to be around $55 million, to support the growth, and to support the strong order intake we have had.

Rod Lache - Deutsche Bank - Analyst

Right, but that production overhead increase is not offset by the organic — just the operating leverage on the $165 million of organic growth, and maybe just some small margin on FX?

Mats Wallin - Autoliv - CFO

We normally talk about a margin between 25% and 35% on higher sales like $160 million. So, then you can do the math. If you take the [up to] midpoint of it, then you’re talking about $50 million more earnings after the higher sales.

Rod Lache - Deutsche Bank - Analyst

Right, but you’re guiding to lower earnings. Is — so you’re basically saying that the overhead increase this year is similar to the operating leverage that you’d normally get, and then you have the additional impact of the engineering? Is that basically it, then?

Mats Wallin - Autoliv - CFO

And the production overhead, so that makes altogether around $100 million.

Rod Lache - Deutsche Bank - Analyst

All right. And can you just give us a sense of also the flexibility in your labor cost structure? So you have a relatively high temporary workforce compared to most suppliers. How should we be thinking about your ability to utilize that? Are you at basically — have you maxed that flexibility out at this point?

Mats Wallin - Autoliv - CFO

It’s different from plant to plant, from region to region. I mean, for the Group, we have around 18% as being temps, but it’s also a very big difference just depending where you are. And generally speaking, you see much lower temps, for example, in Europe, because Europe has been a quite depressed area for some time. So in Europe you see maybe more around 6%.

Rod Lache - Deutsche Bank - Analyst

Okay, thank you.

Jan Carlson - Autoliv - President & CEO

Thank you, Rod.

Operator

We will now take a question from Thomas Besson of Cheuvreux. Please go ahead.

Thomas Besson - Cheuvreux - Analyst

Thank you very much. And I have three questions, please. Firstly, on our volume assumptions for Europe, are you expecting a big drop in Q1, if it’s consistent with what everybody assumes? Don’t you believe that the recovery in Q2, Q3 might be optimistic, given the — what we are seeing in terms of end demand in Europe currently, and generally that are going to come out probably (inaudible) about 15%? So the destocking process is actually not taking place yet at all? So don’t you think there’s downside risk to Q2 Europe and production figure? The first question.

The second, you mentioned the S-Class as being a wonderful car for you. I think it’s a wonderful car for Daimler as well. Could you remind us, when this car — when the production of this car is (inaudible) — it will start, because we may have been delayed again a bit, so is it an H2 event for you, a Q2 event?

And lastly, on the midterm, long-term margins you’ve discussed over time, do you still view it at the same level, or should we think that with Europe unlikely to recover anytime soon, maybe we’re going to get back to a sustainable level, whether close to the long-term historic margin, around 9%, rather than 10% plus?

Jan Carlson - Autoliv - President & CEO

Okay. We can start with the first one, the volume assumptions. We don’t see a particular recovery of light vehicle production in Europe throughout the year. If — in particular, when you look to the Western Europe. You see some recovery in Eastern Europe, and some increase gradually over the year. But if you look to the light vehicle production according to IHS for first quarter and fourth quarter, it’s almost exactly the same level. And unfortunately, this is on the low level, as we saw it was in quarter four.

So there is really no recovery we see in Europe. You can always question whether there is a further downside to this one, but I don’t think we — anyone can speculate on that for the time being.

When you talk about the S-Class, and the launch of the S-Class, I think you better direct that question directly to Daimler. I think that’s probably wiser for, at least us here, that you talk to them about it.

When you talk to — we talk about mid and long term margin, you can see gradually during the year, based on the indication, that we are increasing our margin throughout the year. And as we said earlier in the presentation, we will get leverage from the vertical integration and growth. We will see savings coming in from our capacity alignment program. And those savings, as I said, will step up into 2014, and also, continuing to 2015. You could expect also the leverage from the growth and vertical integration to continue into 2014. So those are two positive points that will, and should affect our margin also later on.

The depressed vehicle production in Western Europe, difficult to say anything about, I would say, at this time, to whether and when that is going to improve. That is as much as I can say to the margin development for the time being.

Thomas Besson - Cheuvreux - Analyst

Good. Thank you very much.

Jan Carlson - Autoliv - President & CEO

Thank you, Tom.

Operator

We will now take a question from Andreas Brock of Nordea. Please go ahead.

Andreas Brock - Nordea Securities - Analyst

Thank you. So, a lot of questions have been asked, but just one question on the dividend. You don’t have a set dividend policy. But when you talk about the dividend, you talk a lot about the cash flow.

Is it better for us analysts to think about the dividend in terms of available cash flow, and then, how much you can pay out of that, instead of focusing on DPS versus EPS? Because on DPS, EPS, you have a reasonably low dividend, but given the cash flow and everything we said now on the call about CapEx investments and acquisitions, etc., perhaps it’s better for us to focus on the cash flow, and this is basically the rate you will be running at, going forward.

Jan Carlson - Autoliv - President & CEO

I think you should look upon it as a shareholder return philosophy, and how we use our free cash. We have, if you look back a number of years, been very shareholder friendly through buyback programs and dividend, and then we ran into the situation of the depression and very difficult times.

We suspend the dividend, we suspended buyback programs. We reinstated dividend, and we have increased it up to the highest level ever. And also during the last couple of years, we have focused on our strategy of technology development.

And so, rather than looking at anything about cash flow level and (inaudible) level, etc., for the time being, we are shareholder friendly. We will give you a return. But now we are focusing to give you best return through acquisition and through growth.

Andreas Brock - Nordea Securities - Analyst

That’s excellent. Thank you.

Operator

We will now take a question from Hampus Engellau of Handelsbanken. Please go ahead.

Hampus Engellau - Handelsbanken - Analyst

Thank you very much. I have two questions. Just looking at your organic growth guidance, if I compare this with the OEMs’ production forecast for 2013, it’s — and look at your mix, I’m arriving at the mid of your range, at 1.6% organic growth for 2013. However, if I look on first quarter, it seems like you’re a little bit more bearish. You’re seeing 4%, when I’m arriving at 2.5% drop in organic growth. Maybe could you shed some more light, the reason why first quarter looks a little bit weaker?

The second question is on the cost-cutting, further measures you’re taking of $25 million, how we should view that between the quarters and also maybe give some details on exactly what you’re doing. Thanks.

Jan Carlson - Autoliv - President & CEO

Okay. I could try to give you some answer, even if it’s not much, on the first one. If you look to the growth, we see an extremely depressed Western Europe, and we see that is affecting very much the sales in first quarter, but also, throughout the year. We are also seeing a gradual improvement of launches throughout 2013, and we have important such both in active safety and also in the passive safety area that will kick in, and help us throughout the year.

And thirdly, this is very much dependent, as you know, on the mix. And we have a mix situation, also here coming from a situation where the JOEMs in Japan has been hit through the political issues in China, and that may remain for some time. And we would hope that would ease out throughout the year.

So, I cannot sort of give you any details and exacts of why your estimations are not directly relating to our guidance, but this is how we think and how we argue.

And, the next one was, you said something about $25 million cost cutting?

Hampus Engellau - Handelsbanken - Analyst

Yes, the restructuring program that you’re extending into this —

Jan Carlson; Oh, okay. Okay. You wanted to have some more details on it. Unfortunately, I cannot give you any details around this alignment program, and the extension of the alignment program. We have said, between $25 million and $50 million. And that is a quite wide gap.

But if you decide to do something at this point, after have been doing an extensive restructuring program, it’s becoming more and more expensive. So each thing you do is having a bigger chunk of money. And that’s why the gap is so — wide as it is.

Hampus Engellau - Handelsbanken - Analyst

Should we think of this as front-loaded, i.e., first quarter, second quarter, or —

Jan Carlson - Autoliv - President & CEO

You should not think about it as front-loaded, because there is virtually no money for it in the quarter one. So it’s between quarter two and quarter four. And I have at this point no information to give you when, but it’s not in quarter one.

Hampus Engellau - Handelsbanken - Analyst

All right, thanks.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

We will now take a question from Matthew Stover of Guggenheim Securities. Please go ahead.

Matthew Stover - Guggenheim Securities - Analyst

Thank you very much. Most of the questions have been asked. Two questions. Number one, on the vertical integration, should we rethink your level of CapEx as a percent of sales over the next couple of years? You know, we’re — just before the recession, you were running just under 5%. During the recession, you lowered that, like all companies, sort of just above 3%, and now you’re sort of in the low to mid 4s. So that’s the first question. I have a follow on.

Mats Wallin - Autoliv - CFO

Okay. You should think for 2013, on a CapEx relation to sales, at the same level we have had in 2012, around 4.5%.

Matthew Stover - Guggenheim Securities - Analyst

Okay, thank you. And then the restructuring actions that have been announced, do they — can you give us some context for how you’re thinking about this? Could you — would you be surprised to see more actions announced in the future, or does this sort of take into full account your current view of how the weakness in Europe will continue to play out?

Jan Carlson - Autoliv - President & CEO

This $25 million to $50 million is our best estimate to date on what we see, and can feel here in Europe about the environment, and car production, and macroeconomics, and whatever we can factor into it. I don’t think anyone can speculate on the deterioration on improvement. This is to the best of our knowledge.

We will not refrain from taking more actions if time would continue to deteriorate from here, and if it would worsening, we would act, and you know we are acting fast, and we will continue to do.

Matthew Stover - Guggenheim Securities - Analyst

Yes, thank you very much, Jan.

Jan Carlson - Autoliv - President & CEO

Thank you, Matthew.

Operator

(Operator instructions) Our next question comes from Agnieska Vilela of Carnegie. Please go ahead.

Agnieska Vilela - Carnegie Investment Bank AB - Analyst

Yes, I have two questions, if I may. The first one is regarding the price pressure. Do you see any more of price pressure right now, especially in the light of the situation in Europe? And my next question is on active safety, and more specifically on the vision system that you launched one year ago, more or less. How is this going with the sales development there, and if you could share your view on your market share in vision?

Jan Carlson - Autoliv - President & CEO

The pricing pressure is, as usual, we have not seen any deviation. We have said between 2% and 4%, and that is valid as of now. You can — good point for you to think about is approximately the midpoint as of today.

When you talk about vision system and the active safety, we are progressing. We launched it last year. We are not at the market share, high market share that we have in the radars. We are climbing up. I don’t have the exact market share number to give you here, but I can come back to you a little bit later on it. But as this is launching and ramping up, it is not [the expected] market share we will have in the future.

Agnieska Vilela - Carnegie Investment Bank AB - Analyst

Thank you.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

We will now take a question from Richard Hilgert of Morningstar. Please go ahead.

Richard Hilgert - Morningstar - Analyst

Thanks, good morning, everyone, and good afternoon.

Jan Carlson - Autoliv - President & CEO

Good morning to you.

Richard Hilgert - Morningstar - Analyst

Just one strategic question to kind of follow up on. In your presentation, you talked about the issues with NCAP, and that in order to make five stars a certain level, manufacturers would have to have certain safety equipment in their vehicles for four stars then, and a following time period, they’d have to at least have this equipment.

And I’m curious to know, in the triad markets, developed markets, where average content, safety content per vehicle runs $350 to $400, I’m wondering, the — what would be the average content, if manufacturers were to pursue a strategy where they tried to attain the highest safety ratings possible?

Jan Carlson - Autoliv - President & CEO

It will certainly increase, we believe. I have not a good number of the content in the full installation to give you here today. It depends on whether you solve this with radar technology or vision technology, etc., and how you choose to deal with it. But it will certainly increase as from where it is today.

You know, today, when you look to the take rates of it, it varies from maybe as an option rate from very low digits, low double digits, to maybe up to 50% or so before it’s becoming a standard. So it varies today. And in the event you will have this as a requirement for five star or four star, we believe it will become a standard equipment on the cars. But I have not a good number to give you on the value as of today, unfortunately.

Richard Hilgert - Morningstar - Analyst

Okay. And — I’m sorry, could you go back to your comment about the take rate? Do you have any kind of an idea, on a percentage basis, what — how much of a change we’re talking about, just a rough guesstimate?

Jan Carlson - Autoliv - President & CEO

Well, you know, as I said, it varies from lower — maybe lower double digit rates to maybe up to 50% or so, when you have optionals. And if it’s becoming a rate of above 50% or 60%, sometimes it’s migrating over to standard instead, because of the strategy from an OEM.

But you know, this, we believe, will increase, and what is also important for us is to see the migration from the top end of the platforms down to the lower part of the segments within manufacturers, and I think we have a couple of good examples here on Mercedes, where it started off at the S-Class many years ago, and today, it’s standard on A-Class and B-Class, where you have radar equipment onto it.

So I think that’s a good example of manufacturers seeing the advantage of preventive safety, and not only [augment] protection.

Richard Hilgert - Morningstar - Analyst

Very good. Thank you very much.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

We will now take a question from Philippe Barrier of Societe Generale. Please go ahead.

Philippe Barrier - Societe Generale - Analyst

Yes, good afternoon. Philippe Barrier, Societe Generale. Just two questions, if I may. The first question is regarding the situation in Japan. Do you think the lower production in Japan, assuming market will decrease, local market will decrease or export to China, would decrease again, do you think that it could eat the profitability in this region, and affect, negatively affect, the full year guidance?

And the second point is the investment strategy. Assuming you cannot make any acquisition, do you think that actually you can offset the lack of acquisition by increased organic growth, you mean that higher CapEx and (inaudible) in order to get higher growth, assuming you cannot buy any companies which would be (inaudible) market?

Jan Carlson - Autoliv - President & CEO

If you take the Japanese local production and what will happen, I think, with the — for the weakening of yen, that will support Japanese local production. So that will be a positive thing for the Japanese car industry inside Japan. So that is my view here, that if that will continue, it will have a positive benefit from it.

When it comes to the investment in CapEx and in technology, we are spending a sizable amount already of our CapEx and also our technology investments in R&D for products. We should remember that a majority of this is already coming from organic development, and the $500 million, $0.5 billion in active safety by 2015, is coming based on our order book that we have grown organically.

Whether we are able to continue, and even exceed these growth rates, we saw growth rates here last year in active safety of close to 40%, could be — I’m not sure. It is a difficult thing to do, to achieve higher rates than that, but it could be possible. And for us, it is important that we continue our efforts in active safety, and as I said earlier, I think we have a very good chance to be successful, ultimately.

Philippe Barrier - Societe Generale - Analyst

Okay, thank you.

Jan Carlson - Autoliv - President & CEO

Thank you.

Operator

We currently have no further questions in the queue.

Jan Carlson - Autoliv - President & CEO

Okay, if we have no further questions, I would like to thank everyone for your attention and your continued interest in our Company. We look forward to, here from Stockholm, to speaking with you again during our first quarter earnings call on Friday, April 26th, 2013. I wish you all a good day, and bye bye for now. Thank you.

Operator

That will conclude today’s conference call. Thank you for your participation, ladies and gentlemen. You may now disconnect.